Exhibit 10.9

BOARD MEMBER AGREEMENT

This BOARD MEMBER AGREEMENT (this “Agreement”) is entered into on this 27 day of May, 2026, by and between Tarsier Pharma Ltd., a company incorporated under the laws of the State of Israel, registration number 51-539864-2 with its offices at 10 HaMa’apilim St. Zichron Yaacov, Israel 3093765 (the “Company”), and Mr. Richard S. Eiswirth Jr., whose address is at 5535 Chelsen Wood Drive, Johns Creek, GA 30097, USA (the “Director”) (each a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS,	the Company desires to retain the Director to serve as a member of the board of directors of the Company (the “Board”) and, in such capacity, to assume such responsibilities and render such services pertaining to the Company, as further provided herein; and

WHEREAS,	the Director is ready, qualified, willing and able to perform the Services and carry out its obligations and undertakings towards the Company pursuant hereto; and

WHEREAS,	the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the parties do hereby mutually agree as follows:

1.	The Services.

1.1	As part of, and subject to, the consumation of an initial public offering of the Company’s shares on a U.S. national securities exchange, the Company will take all legal actions required to appoint the Director as a member of the Board, such appointment shall commence on the date or event set forth in a resolution of the shareholders of the Company (such commencement date, the “Effective Date”). In such capacity, the Director shall render the Company advisory services in business aspects as shall be agreed to between the parties, including but not limited to providing the Company ongoing advice with respect to materialization, business strategy and development, investor relations and finance, and shall perform such other duties, and engage in responsibilities and authority as shall be delegated to the Director from time to time by the Board (together, the “Services”).

1.2	The Services shall be performed by the Director, at such place and time as shall be determined mutually by the Parties and shall be performed in accordance with the specifications agreed upon by the Parties.

2.	Representations and Warranties.

Director represents and warrants that he has the requisite knowledge, skills, and experience for providing the Services. The Director will perform the Director’s duties in good faith, professionally, with due care, and consistent with the Director’s fiduciary duties and applicable law. The Director will comply with the Company’s Board-applicable policies (including its code of conduct, insider trading policy, and corporate governance guidelines).

2.1	Director represents and warrants that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the performance thereof, or that would preclude Director from complying with the provisions hereof, and further represents and warrants that he will not enter into any such conflicting agreement or obligation during the term of this Agreement.

2.2	Without derogating from the foregoing, Director represents and warrants that he is not currently, nor will he, by entering into or performing this Agreement or the Services or any provisions hereto, be deemed to be, violating any rights of any third party or any obligations he may have to any third party, including non-disclosure and non-compete obligations.

2.3	Director will inform the Company immediately upon becoming aware of any matter in which he has a personal interest and which will give rise to a conflict of interests with his duties under the terms of this Agreement.

2.4	The Director will devote such time as is reasonably necessary to fulfill the Director’s duties as a member of the Board and any committees on which the Director serves.

2.5	In carrying out his duties under this Agreement, the Director shall have the right to introduce himself as a member of the Board, provided, however, that the Director shall have no authority to bind or obligate the Company by contract or otherwise, or to give any guarantees or make any commitments on behalf of the Company (except as otherwise expressly authorized in writing to the Director by the Company). The Director shall not make any representations or warranties to anyone with respect to any contract, without the prior approval of the Company or its Board.

2.6	The Director represents that the Services Compensation is the only compensation that Director is receiving, from the Company, except as otherwise agreed in writing between the Company and Director.

2.7	Director represents and warrants that there is no litigation, proceeding or governmental investigation in progress, pending, or to the Director’s knowledge, threatened or contemplated against or relating to Director and/or his engagement with the Company.

3.	Scope.

As of the Effective Date, the Director shall perform the Services in the scope required to fully provide the Services hereunder, and as mutually agreed upon between the Parties.

4.	Service Fee and Expenses. As full and final consideration for the performance of the Services and the fulfillment of the Director’s responsibilities as a member of the Board the Director shall be entitled to the following compensation:

4.1	Service Fee. Subject to the approval of the Board and Shareholders of the Company, and subject to all other approvals required by law the Director shall be entitled to an annual service fee of US$ 40,000, payable in equal quarterly installments, against a valid tax receipt (the “Service Fee”).

4.2	Grant of Options. Subject to the approval of the Board and Shareholders of the Company, and subject to all other approvals required by law, the Company shall grant the Director options to purchase ordinary shares of the Company (the “Options”) as set forth in Appendix A herein, subject in all respects to the terms set forth in the Company’s 2018 Global Share Incentive Plan (the “Plan”).

4.3	Expenses. In addition to the Service Fee, the Director shall be entitled to reimbursement for reasonable pre-approved expenses against duly issued invoices, for expenses incurred in connection with providing the Services and expenses resulting from Services-related travels (“Reimbursement of Expenses” and together with the Service Fee and the Options, the “Services Compensation”). All expenses must be pre-approved by the Company and in accordance with the Company’s policies and regulations.

4.4	Payments (currency & timing). Subject to this Agreement, the Service Fee and any reimbursable expenses will be paid in U.S. Dollars by ACH or wire: (i) Service Fee in equal quarterly installments within thirty (30) days after the end of each calendar quarter against a valid invoice, and (ii) expenses within thirty (30) days after submission of customary documentation, in accordance with the Company’s expense policies applied in a reasonable and non-discriminatory manner.

5.	Entire Consideration.

The Services Compensation shall be the sole and complete compensation which the Director shall be entitled to in connection with the Services or otherwise under this Agreement or in connection herewith (except as otherwise expressly agreed in writing by the Director and Company).

6.	Taxes.

6.1	Responsibility. The Director is responsible for the Director’s own taxes arising from the Service Consideration and the Services. The Company is responsible for its own taxes. Neither Party shall be required to indemnify the other Party for taxes imposed on the other Party which are not a result of any act/omission by the first Party causing the other Party to be liable for such taxes.

6.2	Withholding. The Company shall not withhold or deduct any taxes from the Services Compensation unless required by applicable law. If withholding is required, the Company shall (i) if reasonably feasible, provide reasonable prior written notice (email sufficient), (ii) furnish details of the legal basis and calculation, and (iii) promptly deliver appropriate tax-withholding certificates/receipts so that the Director may claim any available credit or refund.

6.3	Cooperation; Forms. Each Party will reasonably cooperate and provide customary information or forms requested for lawful tax compliance (including, where applicable, residency or beneficial-owner confirmations, invoices and receipts). The Company will reasonably cooperate in good faith to apply any available treaty relief or reduced/zero Israeli withholding certificates and will promptly implement any such relief once obtained. If withholding is required under Section 6.2, the Company shall remit withheld amounts to the applicable tax authority within the statutory deadlines and promptly deliver appropriate withholding certificates/receipts to the Director.

6.4	No Gross-Up; No Setoff. No tax gross-up is provided. Except as required by law, the Company shall not set off or seek reimbursement from the Director for any taxes or penalties attributable to the Company’s own tax obligations or compliance errors.

7.	Status of Parties.

Director is an independent contractor and is elected to provide the Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and Director. The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Services.

8.	Term of the Agreement.

8.1	This Agreement shall commence on the Effective Date and shall continue until terminated as set forth below.

8.2	At any time, Director may be removed as Board Member as provided in Company’s Articles of Association, as amended, and applicable law. Director may resign as Board Member or Director as provided in Company’s Articles of Association, as amended, and applicable law.

8.3	Upon termination of this Agreement for any reason whatsoever, Director shall: (i) return to the Company all documents and materials containing Company Confidential Information that are in the Director’s possession or control, or securely destroy them; provided that the Director may retain one archival copy solely for purposes of monitoring the Director’s continuing obligations hereunder; (ii) where destruction is elected, certify such destruction in writing upon the Company’s reasonable request; and, in all cases, retention of information in routine, automated, system-level backups or as required by legal hold or applicable law shall not be a breach of this Section; and (iii) assist in the orderly transition of Board matters as reasonably requested.

8.4	Sections 2, 6, 7, 8, 9, 10 and 11 will survive any termination or expiration of this Agreement for any reason.

9.	Confidentiality and Proprietary Rights.

Upon execution of this Agreement, the Director shall execute the Company’s Company Confidential Information and Assignment of Inventions Agreement attached as Appendix B hereto (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the expiration or termination of this Agreement.

10.	Indemnification; Exculpation

10.1	Deed of Indemnification and Exculpation. The Company shall, to the fullest extent permitted by applicable law and its Articles of Association, indemnify and exculpate the Director pursuant to the standard indemnification agreement used by the Company (the “Indemnification Agreement”). The Company and the Director shall execute the Indemnification Agreement concurrently with this Agreement, and the Indemnification Agreement shall be attached hereto as Appendix C and incorporated herein by reference.

11.	General.

11.1	This Agreement and any of the rights and obligations hereunder may not be assigned, transferred or conveyed by Director without the prior written consent of the Company.

11.2	Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

11.3	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

11.4	This Agreement, together with its Appendices contain and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and it supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

11.5	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

11.6	It is hereby agreed between the parties that the laws of State of Israel shall govern this Agreement, without reference to conflict of laws principles, and that the competent court in Tel Aviv-Jaffa shall have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement. Notwithstanding the foregoing, any action or proceeding to enforce, obtain advancement under, or otherwise obtain relief pursuant to the Indemnification Agreement (Appendix C) may, at the Director’s election, be brought in the state or federal courts located in New York County, New York, or resolved by arbitration seated in New York, New York, as provided in the Deed.

11.7	All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail or facsimile transmission, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested. Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set forth above. All notices and formal communications between the Parties under this Agreement and the Indemnification Agreement may be in English.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tarsier Pharma Ltd.		Richard S. Eiswirth Jr.

Signature:	/s/ Daphne Haim-Langford	Signature:	/s/ Richard S. Eiswirth Jr.

By:	Daphne Haim-Langford	Date:	May 27, 2026

Title:	CEO & Chairperson

Date:	May 27, 2026

Appendix A – Option Grant

Number of Shares[1]	As part of the Services Compensation, the Company shall grant the Director an option to purchase up to 12,035 Ordinary Shares of the Company, par value NIS 0.01 each (“Ordinary Shares” and the “Option”), with the terms as set forth in this Agreement.
Type of Option	U.S. nonqualified stock options (NQOs)
Vesting Commencement Date	The Effective Date (as defined under the Board Member Agreement)
Vesting Schedule	Twelve and a half precent (12.5%) of the shares subject to the Option covered by this grant shall vest six (6) months following the Vesting Commencement Date. Thereafter, the shares subject to the Option shall vest in fourteen (14) equal quarterly installments, each equal substantially to 6.25% of the shares subject to the Option granted herein, over three and a half (3.5) years, such that on the fourth (4th) anniversary of the Vesting Commencement Date, all the Ordinary Shares subject to the Option shall be fully vested and exercisable subject to the Director’s continued service through each vesting date.

Notwithstanding the foregoing vesting schedule above, upon a Transaction (as defined in the Plan), one hundred percent (100%) of the then-unvested Options shall immediately vest and become exercisable as of immediately prior to the consummation of such Transaction (the “Acceleration”).
Exercise Price	FMV
Expiration Date	Ten years from the date of grant or earlier as provided herein.
Post-Termination Exercise	Vested Options shall remain exercisable until the earlier of (A) twelve (12) months following the Director’s cessation of service, and (B) the Expiration Date, subject to extension as provided in the Plan (including in connection with death or Disability), and subject to applicable law.
Methods of Exercise	To the extent permitted by applicable law and the Plan, the Company will permit cash, cashless and/or net-exercise methods, including (to the extent provided for in a Company stock option plan) broker-assisted cashless exercises or withholding shares for taxes, as elected by the Director.
Tax Treatment & Withholding	The Options are intended to be treated as U.S. nonqualified stock options (NQOs) for U.S. federal income tax purposes and are not intended to be granted under any Israeli option tax track (including Sections 102 or 3(i)). The Company shall not apply Israeli option trustee arrangements and shall not withhold Israeli taxes on exercise or sale absent a legal requirement; if withholding is required, the Company will provide reasonable prior notice and cooperate in good faith to minimize duplicative withholding, consistent with applicable law.

1 Share figures are based on the company’s outstanding shares and par value prior to the stock split. These figures will be further updated in accordance with Resolution 4 of the company’s shareholders meeting minutes dated May 27th 2026.

Appendix B

Company Confidential Information and Assignment of Inventions Agreement

(the “Agreement”)

I acknowledge that as a result of my services provided under the terms and provisions of that certain Board Member Agreement, dated as of May 27th, 2026, by and between Tarsier Pharma Ltd., a company incorporated under the laws of the State of Israel and any affiliate, subsidiary or parent company thereof (together, the “Company”) and Richard S. Eiswirth Jr. (the “Board Member Agreement” and the “Director”, respectively), I may develop, receive, or otherwise have access to confidential or proprietary information which is of value to the Company. I therefore agree, as a condition of my relationship with the Company, as follows:

1.	Definitions. For purposes of this Appendix B:

1.1.	“Assigned IP” means inventions, works of authorship, developments, data, and other intellectual property created by the Director that (i) are conceived or reduced to practice in the course of performing the Services for the Company, and (ii) use or incorporate Company Confidential Information.

1.2.	“Independent IP” means intellectual property conceived or reduced to practice independently, without use of Company Confidential Information or Company resources, not related to dazdotuftide and not based on or derived from the Specific Company Projects.

1.3.	“Specific Company Projects” means the Company programs, products, and initiatives during the period of Director’s Services.

1.	Nondisclosure

1.1.	Nondisclosure; Permitted Disclosures. At all times during and after the term of the Board Member Agreement, I will hold Company Confidential Information in strict confidence and will not disclose or use it except to perform the Services (as defined under the Board Member Agreement). Nothing herein prohibits me from making disclosures required by law, court order, or a governmental authority (with prompt notice to the Company if legally permitted), (ii) reporting possible legal violations to, or cooperating with, a governmental agency or regulator, or (iii) using the Director’s general skills, knowledge, and experience retained in unaided memory (“Residuals”), provided that no Company Confidential Information is used or disclosed. The Director will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work with the Company and/or incorporates any Company Confidential Information. The Company acknowledges that publications or presentations that do not disclose Company Confidential Information are not restricted. I hereby assign to the Company any rights I may have or acquire in such Company Confidential Information. I recognize that all Company Confidential Information shall be the sole property of the Company and its assigns.

1.2.	Company Confidential Information. The term “Company Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that is disclosed to me or to which I am otherwise exposed. By way of illustration but not limitation, “Company Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (excluding inventions not assignable under Section 2.2, hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or as otherwise required by law, to whatever extent and in whichever way I wish.

1.3.	Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Board Member Agreement and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Services I render to the Company, Third Party Information, unless expressly authorized by the Board or by an officer of the Company in writing.

1.4.	No Improper Use of Information of Prior Employers and Others. During the term of the Board Member Agreement, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Acknowledgement of Ownership; Assignment of Inventions.

2.1.	Proprietary Rights. The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; (v) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and (vi) all other intellectual property rights throughout the world.

1.4.	Scope of Assignment; Disclosure. The Director assigns to the Company only Assigned IP. The Director will promptly disclose to the Company Assigned IP created during the term. For clarity, the Director is not required to disclose, and does not assign, Independent IP. Independent IP (including IP of Imvionix, Inc.) remains the property of their respective owners; no rights are granted except as expressly provided herein.

2.2.	Non-assignable Inventions. This Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or Company Confidential Information and neither related to the Company’s actual business, research or development, nor resulted from work performed by me for the Company.

1.5.	Moral Rights (Assigned IP only). To the extent permitted by applicable law, the Director waives and agrees not to assert moral rights in Assigned IP solely as necessary to allow the Company to use, modify, and commercialize the Assigned IP. For clarity, the Director does not waive any moral rights in Independent IP.

2.3.	Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Assigned IP to any third party, including without limitation a government agency, as directed by the Company in writing.

1.6.	Works for Hire; Limited License Backstop. Original works of authorship created by the Director in the course of performing the Services that use Company Confidential Information or Company resources shall be deemed “works made for hire” to the extent permitted by law; to the extent any such work is not a work made for hire, it is included in the Assigned IP. If and only to the extent any director-level materials created for Board use are not Assigned IP, the Director grants the Company a non-exclusive, royalty-free, perpetual, worldwide license to use such materials internally for Company governance; no license is granted for Independent IP.

2.4.	Enforcement of Proprietary Rights.

2.4.1	I will assist the Company, at the Company’s expense, in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Assigned IP in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights in Assigned IP to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Assigned IP in any and all countries shall continue indefinitely beyond the termination of the Board Member Agreement, but the Company shall compensate me at a reasonable rate after the termination of the Board Member Agreement for the time actually spent by me at the Company’s request on such assistance.

2.4.2	In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.5.	Service Inventions. (Israeli Law). The parties acknowledge that to the maximum extent permitted by applicable law (including the Israeli Patent Law, 5727-1967), any “service inventions” created by the Director shall be limited to Assigned IP as defined herein. The parties further acknowledge and agree that the consideration provided to the Director under the Board Member Agreement constitutes fair and adequate consideration for any Assigned IP and any rights therein to the fullest extent permitted by law, and no additional royalties or special compensation shall be owed with respect to Assigned IP, except to the extent such waiver or limitation is not permitted by applicable law. For clarity, this paragraph does not apply to Independent IP.

3.	Records. The Director will maintain reasonable records of Assigned IP the Director creates for the Company and Board materials the Director prepares for Company governance. Such records related to Assigned IP and Board materials shall be available to, and remain the property of, the Company. Nothing herein requires the Director to maintain lab-style records or disclose Independent IP.

4.	Return of Company Documents. At the conclusion of the Board Member Agreement, I will return to the Company, or securely destroy, materials containing Company Confidential Information or Assigned IP in my possession or control, subject to legal hold or other legal retention requirements. Upon the Company’s reasonable request, I will certify such destruction in writing.

5.	General Provisions.

5.1.	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

5.2.	Assignment. This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

5.3.	Survival. The provisions of this Agreement shall survive both the termination of the Board Member Agreement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

5.4.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

5.5.	Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I provided services to the Company as a Director if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

5.6.	Injunction. The parties acknowledge that it would be difficult to measure damages resulting from any breach or threatened breach of the nondisclosure or assignment of inventions (including enforcement of Proprietary Rights in Assigned IP) provisions of this Appendix B, and that money damages would be an inadequate remedy. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to any other remedies available at law or in equity, to seek temporary, preliminary, and permanent injunctive relief and specific performance to prevent or restrain such breach, without the necessity of proving actual damages and without the necessity of posting a bond or, if a bond is required, upon posting the minimum bond permitted by applicable law, in the competent courts located in Tel-Aviv–Jaffa, Israel.

5.7.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law. The competent courts located in the city of Tel-Aviv-Jaffa shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

[Signature page follows]

This Company Confidential Information and Assignment of Inventions Agreement shall be effective as of the first day of the term of the Board Member Agreement by and between the parties hereof.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

RICHARD S. EISWIRTH JR.

Signature:	/s/ Richard S. Eiswirth Jr.

ACCEPTED AND AGREED TO:

TARSIER PHARMA LTD.

By:	/s/ Daphne Haim-Langford
Name:	Daphne Haim-Langford
Title:	Chief Executive Officer

Appendix C – Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of June, 2026, is entered into by and between Tarsier Pharma Ltd., a company incorporated under the laws of the State of Israel, registration number 51-539864-2 (the “Company”), and the undersigned Office Holder (as defined below) of the Company whose name appears on the signature page hereto officer (the “Indemnitee”).

WHEREAS, Indemnitee is an Office Holder (“Nosse Misra”), as such term is defined in the Companies Law, 5759–1999, as amended (the “Office Holder” and the “Companies Law” respectively), of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS, the Articles of Association of the Company authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exemption to its Office Holders, in each case, to the fullest extent permitted by applicable law;

WHEREAS, the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, (ii) and it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company in an effective manner and, in part, in order to provide Indemnitee with specific contractual assurance that the indemnification, insurance and exemption afforded by the Articles of Association will be available to Indemnitee, the Company wishes to undertake in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement and provide for insurance and exemption of Indemnitee as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	INDEMNIFICATION AND INSURANCE.

1.1.	The Company hereby undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law for any liability and expense specified in Sections 1.1.1 through 1.1.4 below, imposed on Indemnitee due to or in connection with an act performed by such Indemnitee, either prior to or after the date hereof, in Indemnitee’s capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of the Company, any subsidiary thereof or any another corporation, collaboration, partnership, joint venture, trust or other enterprise, in which Indemnitee serves at any time at the request of the Company (the “Corporate Capacity”). The term “act performed in Indemnitee’s capacity as an Office Holder” shall include, without limitation, any act, omission and failure to act and any other circumstances relating to or arising from Indemnitee’s service in a Corporate Capacity. Notwithstanding the foregoing, in the event that the Office Holder is the beneficiary of an indemnification undertaking provided by a subsidiary of the Company or any other entity (other than a Secondary Indemnitor (as defined below)), with respect to his Corporate Capacity with such subsidiary or entity, then the indemnification obligations of the Company hereunder with respect to such Corporate Capacity shall only apply to the extent that the indemnification by such subsidiary or other entity does not actually fully cover the indemnifiable liabilities and expenses relating thereto. The following shall be hereinafter referred to as “Indemnifiable Events”

1.1.1. Financial liability imposed on Indemnitee in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court. For purposes of Section 1 of this Agreement, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

1.1.2. Reasonable Expenses (as defined below) expended or incurred by Indemnitee as a result of an investigation or any proceeding instituted against the Indemnitee by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Indemnitee and without imposing on the Indemnitee a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Indemnitee but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law;

1.1.3. Reasonable Expenses incurred by or charged to Indemnitee by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of Mens Rea; and

1.1.4. Any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder (including, without limitation, payment to a harmed person for a violation as per section 52BBB(a)(1)(a) of the Securities Law 5728-1968 (the “Israeli Securities Law”), or expenses incurred by an indemnitee in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, all in accordance with Section 56h(b)(1) of the Israeli Securities Law, and expenses incurred by an indemnitee in a procedure under Chapter G’1 of the Israeli Economic Competition Law, 5758-1988 (the “Economic Competition Law”), as per Section 50P(b)(1) of the Economic Competition Law).

For the purpose of this Agreement, “Expenses” shall include, without limitation, reasonable attorneys’ fees and all other reasonable costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or demand for payment. The Company shall pay the Expenses in accordance with the provisions of Section1.3.

1.2. Notwithstanding anything herein to the contrary, the Company’s undertaking to indemnify the Indemnitee under Section 1.1.1 shall only be with respect to events described in Exhibit A hereto. The Board of Directors of the Company (the “Board”) has determined that (i) the categories of events listed in Exhibit A are likely to occur in light of the operations of the Company, and (ii) the maximum amount of indemnification payable by the Company under Section 1.1.1 of this Agreement with respect to all persons with respect to whom the Company undertook to indemnify under agreements similar to this Agreement (the “Indemnifiable Persons”), for all events described in Exhibit A shall be as set forth in Exhibit A hereto (the “Limit Amount”), is reasonable under the circumstances. If the Limit Amount is insufficient to cover all the indemnity amounts payable with respect to all Indemnifiable Persons, then such amount shall be allocated to such Indemnifiable Persons pro rata according to the percentage of their culpability, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among such Indemnifiable Persons based on the amount of indemnification each of the Indemnifiable Persons would have been entitled to receive but for the Limit Amount. The Limit Amount payable by the Company for the events described in Exhibit A is deemed by the Company to be reasonable in light of the circumstances. The indemnification provided under Section 1.1.1 herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

1.3. If so requested by Indemnitee, and subject to the Company’s repayment and reimbursements rights set forth in Sections 3 and 5 below, the Company shall pay amounts to cover Indemnitee’s Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above, as and when incurred. The payments of the Expenses shall be made by the Company directly to the Indemnitee’s legal and other advisors, as soon as practicable, but in any event no later than fifteen (15) days after the receipt by the Company of a written demand by such Indemnitee therefor to the Company, and any such payment shall be deemed to constitute indemnification hereunder. Such statement shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by the Indemnitee to repay any expenses advanced, if the Indemnitee is not entitled to be indemnified against such expenses under this Agreement, all in accordance with Section 3.1 below. The Company may make payments in respect of Indemnitee’s legal expenses directly to the Indemnitee’s legal advisor, against a duly issued invoice, at the request of the Indemnitee As part of the aforementioned undertaking and subject to other limitations in this Agreement, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

1.4. The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period (the “Indemnification Period”) as Indemnitee shall be subject to any actual, possible or threatened claim, action, suit, demand or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the Corporate Capacity as described in Section 1.1 above, whether or not Indemnitee is still serving in such position.

1.5. The Company undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, subject to market conditions, the Company will purchase and maintain in effect directors and officers liability insurance, which will include coverage also for the benefit of the Indemnitee, providing coverage in amounts as reasonably determined by the Board; provided that, the Company shall have no obligation to obtain or maintain directors and officers insurance policy if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company hereby undertakes to notify the Indemnitee 30 days prior to the expiration or termination of the directors and officers’ liability insurance policy.

1.6. The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from the Company’s authority to freely negotiate or reach any compromise with the insurer which is reasonable, in the Company’s sole discretion, provided that the Company shall act in good faith and in a diligent manner.

2. SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to (i) any act, event or circumstance with respect to which it is prohibited to do so under applicable law, or (ii) a counter claim made by the Company or in its name in connection with a claim against the Company filed by the Indemnitee.

3. REPAYMENT OF EXPENSES.

3.1. In the event that the Company provides or is required to provide indemnification with respect to Expenses hereunder and at any time thereafter the Company determines, based on advice from its legal counsel, that the Indemnitee was not entitled to such payments, the amounts so indemnified by the Company will be promptly repaid by Indemnitee to the Company, unless the Indemnitee disputes the Company’s determination, in which case the Indemnitee’s obligation to repay to the Company shall be postponed until such dispute is resolved.

3.2. Indemnitee’s obligation to repay to the Company for any Expenses or other sums paid hereunder shall be deemed as a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit.

4. SUBROGATION.

4.1. Except as set forth in Section 4.2 below, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

4.2. The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by venture capital fund and/or shareholder(s) of the Company and certain of its or their affiliates or other third parties, as applicable (collectively, the “Secondary Indemnitors”). The Company hereby agrees

(i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Articles of Association of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Secondary Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 4.2.

5. REIMBURSEMENT.

Except as set forth in Section 4.2 above, the Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Event to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee, in accordance with the terms set forth in Section 3.2.

6. EFFECTIVENESS.

The Company represents and warrants that this Agreement is valid, binding and enforceable in accordance with its terms and was duly adopted and approved by the Company, and shall be in full force and effect immediately upon its execution.

7. NOTIFICATION AND DEFENSE OF CLAIM.

Indemnitee shall (a) notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend such action; and (b) deliver to the Company, or to such person as it shall advise the Indemnitee, without delay all documents the Indemnitee receives in connection with these proceedings and provide such other information and cooperation as the Company shall reasonably request in connection therewith. Notice to the Company shall be directed to the Chief Executive Officer or Chief Financial Officer of the Company (or, if the Indemnitee is the Chief Executive Officer, then to the Chair of the Board) at the address shown in the preamble to this Agreement (or such other address as the Company shall designate in writing to Indemnitee). With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without derogating from Sections 1.1 and 2:

7.1. The Company will be entitled to participate therein at its own expense.

7.2. Except as otherwise provided below, the Company, alone or jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel selected by the Company which counsel is reasonably reputable with experience in the relevant field. Indemnitee shall have the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses associated with the retention of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the sole expense of Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) Indemnitee and the Company shall have concluded based on written opinion from their respective independent legal counsels that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company has not in fact employed counsel to assume the defense of such action, in which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee or said independent counsel shall have reached the conclusion specified in (ii) above or if the circumstance specified in clause (iii) above shall apply.

7.3. The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected without the Company’s prior written consent.

7.4. If the Company shall have the right to conduct the defense of Indemnitee pursuant to the terms of this Agreement, it shall be entitled to do so as it sees fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that, the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is fully indemnifiable pursuant to this Agreement (subject to Section 1.2 of this Agreement) and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. If the Company has the right to conduct the defense of Indemnitee pursuant to the terms of this Agreement, then at the request of the Company, the Indemnitee shall execute all documents reasonably required to enable the Company and/or its attorney as aforesaid to conduct Indemnitee’s defense in his/her name, and to represent the Indemnitee in all matters connected therewith, in accordance with the aforesaid. The Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

7.5. Indemnitee shall fully cooperate with the Company and shall give the Company all information and access to documents, files and to his advisors and representatives as shall be within Indemnitee’s power, in every reasonable way as may be required of Indemnitee within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents. Indemnitee shall give the Company all documents and other information with respect to any claim which is the subject matter of this Agreement and in the defense of other claims asserted against the Company (other than claims asserted by Indemnitee), provided that the Company shall cover all expenses, costs and fees incidental thereto such that the Indemnitee will not be required to pay or bear such expenses, costs and fees.

7.6. Indemnitee will do all things reasonably requested by the Board of Directors of the Company to subrogate to the Company any rights of recovery (including rights to insurance or indemnification from persons other than the Company, but other than Secondary Indemnitors) which the Indemnitee may have with respect to any proceeding.

7.7. If, in accordance with the terms of this Agreement, the Company has assumed the conduct of Indemnitee’s defense, the Company will have no liability or obligation pursuant to this Agreement to indemnify the Indemnitee for any legal expenses, including any legal fees, that Indemnitee may expend in connection with its defense following such assumption of defense, except in the event that the Indemnitee is entitled to retain separate counsel pursuant to the terms of this Agreement.

7.8. The Company will have no liability or obligation pursuant to this Agreement to indemnify the Indemnitee for any amount expended by the Indemnitee pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s prior written consent to such compromise or settlement.

8. EXEMPTION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for any damage that arises from the breach of the Office Holder’s duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law) or other acts and omissions as to which, according to applicable law, the Company is not entitled to exempt the Indemnitee.

9. NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Company’s Articles of Association, applicable law or otherwise, and to the extent that during the Indemnification Period the indemnification rights of the then serving directors and officers are more favorable to such directors or officers than the indemnification rights provided under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law.

10. PARTIAL INDEMNIFICATION.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in connection with any proceedings, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled under any provision of this Agreement. Subject to the provisions of Section 5 above, any amount received by Indemnitee (under any insurance policy or otherwise) shall not reduce the Limit Amount hereunder and shall not derogate from the Company’s obligation to indemnify the Indemnitee in accordance with the provisions of this Agreement up to the Limit Amount, as set forth in Section 1.2.

11. BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company. In the event that in connection with such transaction the Company purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. This Agreement shall continue in effect during the Indemnification Period regardless of whether Indemnitee continues to serve in a Corporate Capacity.

Any amendment to the Companies Law, the Israeli Securities Law, the Economic Competition Law or other applicable law adversely affecting the right of the Indemnitee to be indemnified, insured or released pursuant hereto shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure the Indemnitee for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

12. SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13. NOTICE.

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, telecopied, sent by electronic facsimile, email, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier or an electronic facsimile or email, one business day after the date of transmission if confirmation of receipt is received, (iii) in the case of a reputable overnight courier, three business days after deposit with such reputable overnight courier service, and (iv) in the case of mailing, on the seventh business day following that on which the mail containing such communication is posted.

14. GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions of those laws. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of Tel Aviv, Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

15. ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the parties and supersedes any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement.

16. NO MODIFICATION AND NO WAIVER.

No supplement, modification or amendment, termination or cancellation of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing. The Company hereby undertakes not to amend its Articles of Association in a manner which will adversely affect the provisions of this Agreement.

17. ASSIGNMENTS; NO THIRD PARTY RIGHTS

Neither party hereto may assign any of its rights or obligations hereunder except with the express prior written consent of the other party. Nothing herein shall be deemed to create or imply an obligation for the benefit of a third party. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.

18. INTERPRETATION; DEFINITIONS.

Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof; all references herein to Sections or clauses shall be deemed references to Sections or clauses of this Agreement; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, firm, company, corporation, limited liability company, association, joint venture, trust, unincorporated organization, estate, or a government municipality or any political, governmental, regulatory or similar agency or body, and reference to a “person” shall mean any of the foregoing or a natural person.

19. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties, each acting under due and proper authority, have executed this Indemnification Agreement as of the date first mentioned above, in one or more counterparts.

Tarsier Pharma Ltd.

By:	/s/ Daphne Haim-Langford
Name:	Daphne Haim-Langford
Title:	CEO and Chairperson

Indemnitee

/s/ Richard S. Eiswirth Jr.
Name:	Richard S. Eiswirth Jr.

Address:

EXHIBIT A*

	CATEGORY OF INDEMNIFIABLE EVENT	LIMIT AMOUNT PER EACH SPECIFIC EVENT WITHIN THIS CATEGORY OF EVENTS
1.	Matters, events, occurrences or circumstances in connection or associated with employment relationships with employees or consultants or any employee union or similar or comparable organization.

2.	Matters, events, occurrences or circumstances in connection or associated with business relations of any kind between the Company and its employees, independent contractors, customers, suppliers, partners, distributors, agents, resellers, representatives, licensors, licensees, service providers and other business associates.

3.	Negotiations, execution, delivery and performance of agreements of any kind or nature and any decisions or deliberations relating to actions or omissions relating to the foregoing, any acts, omissions or circumstances that do or may constitute or are alleged to constitute anti-competitive acts, acts of commercial wrongdoing, or failure to meet any standard of conduct which is or may be applicable to such acts, omissions or circumstances.

4.	Approval of and recommendation or information provided to shareholders with respect to any and all corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision, matters relating to the approval of transactions with Office Holders (including, without limitation, all compensation related matters) or shareholders, including controlling persons and claims and allegations of failure to exercise business judgment, reasonable level of proficiency, expertise, care or any other applicable standard, with respect to the foregoing or otherwise with respect to the Company’s business, strategy, operations and prospective outlook, and any discussions, deliberations, reviews or other preparatory or preliminary phases relating to any of the foregoing.

5.	Violation, infringement, misappropriation, dilution and other misuse of copyrights, patents, designs, trade secrets, confidential information, proprietary information and any intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy or any violation of privacy or privacy related right, including with respect to databases or handling, collection or use of private information, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.

6.	Violations of or failure to comply with securities laws, and any regulations or other rules promulgated thereunder, of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934 or under the Israeli Securities Law, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders, option holders, holders of any other equity or debt instrument of the Company, and otherwise with the investment community (including without limitation any such claims relating to merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company); claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards investors, lenders or debt holders, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including in connection with disclosure, offering or other transaction related documents; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options, warrants or other rights to purchase any of the same or any offering of the Company’s securities (whether on behalf of the Company or on behalf of any holders of securities of the Company) to private investors, underwriters, resellers or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any of the foregoing or to the Company’s status as a public company or as an issuer of securities.

7.	Liabilities arising in connection with any products or services developed, distributed, rendered, sold, provided, licensed or marketed by the Company or any Affiliate thereof, and any actions or omissions in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims.

8.	The offering of securities by the Company (whether on behalf of itself or on behalf of any holder of securities and any other person) to the public and/or to offerees or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, offering documents, agreements, notices, reports, tenders and/or other processes.

9.	Events, facts or circumstances in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, winding up, any other arrangements concerning creditors rights, merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company, and the approval of failure to approve of any corporate actions and any matters relating to corporate governance, capital structure, articles of association or other charter or governance documents, appointment or dismissal of office holders or compensation thereof and appointment or dismissal of auditors, internal auditor or any other person performing any services for the Company.

10.	Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, as well as the sale, lease, purchase or acquisition of, or the receipt or grant of any rights with respect to, any assets or business.

11.	Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices.

12.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any local or foreign federal, state, county, municipal or city taxes or other taxes or compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

13.	Any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (a) the presence of, release, spill, emission, leaning, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (b) circumstances forming the basis of any violation of any environmental law or environmental permit, license, registration or other authorization required under applicable environmental law.

14.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental or regulatory entity or authority or any other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

15.	Participation and/or non-participation at Company Board meetings, expression of opinion or view and/or voting and/or abstention from voting at Company Board meetings, including, in each case, any committee thereof, as well as expression of opinion publicly in connection with the service as an Office Holder.

16.	Review and approval of any of the Company’s annual or quarterly financial statements profit and loss statements, balance sheets and similar financial information or forecasts and any specific items or matters within, including any action, consent or approval related to or arising from the foregoing, including, without limitations, engagement of or execution of certificates for the benefit of third parties related to the financial statements.

17.	Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations (including without limitation relating to export, import, encryption, antitrust or competition authorities) or laws related to any governmental grants in any jurisdiction.

18.	Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies, and/or the purchase and sale of assets, including the purchase or sale of companies and/or businesses, and/or investment in corporate or other entities and/or investments in other traded or non-traded securities and/or any other form of investment.

19.	An announcement or statement, including a position taken or an opinion or representation made in good faith by the Office Holder in the course of his duties or in conjunction with his duties, whether in public or in private, including during a meeting of the Board of Directors of the Company or any of the committees thereof.

20.	Liabilities arising out of advertising, including misrepresentations regarding the Company's products or services and unlawful distribution of emails.

21.	Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

22.	All actions, consents and approvals, including any prior discussions, reviews and deliberations, relating to a distribution of dividends, in cash or otherwise, or to any other "distribution" as such term is defined under the Companies Law.

23.	Any administrative, regulatory, judicial, civil or criminal, actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or breaches alleging potential responsibility, liability, loss or damage (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, property damage or penalties, or for contribution, indemnification, cost recovery, compensation or injunctive relief), whether alleged or claimed by customers, consumers, regulators, shareholders or others, arising out of, based on or related to (a) cyber security, cyber attacks, data loss or breaches, unauthorized access to databases and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) circumstances forming the basis of any violation of any law, permit, license, registration or other authorization required under applicable law governing data security, data protection, network security, information systems, privacy or any cyber environment (including, users, networks, devices, software, processes, information systems, databases, information in storage or transit, applications, services, and systems that can be connected directly or indirectly to networks); (c) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (d) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (e) security-audit, post- incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management (including, management of an incident, investigation, remediation, data subject notification, call management, credit checking for data subjects, legal costs, court attendance and regulatory fines), extortion liability (including, losses due to a threat of extortion, professional fees related to dealing with the extortion), or network security liability (including, losses as a result of denial of access, costs related to data on third-parties and costs related to the theft of data on third-party systems).

24.	Actions or omissions deriving from the Company being public or traded on a stock exchange, or relating to an offer to the public or the public or private issuance of securities of the Company by the Company or by a shareholder, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction.

25.	Any claims that matters that were required to be included in public disclosures were not disclosed as required by applicable law, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

Aggregate Limit Amount for all events together shall not exceed the higher of  (i) 25% (twenty five percent) of Company’s consolidated shareholders’ equity as is in accordance with the Company’s most recent consolidated annual financial statements, that existed as of the actual date of payment for the indemnification, (ii) 10% of the Company Total Market Cap (which shall mean the average closing price of the Company’s ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of issued and outstanding shares of the Company as of the date of actual payment) (iii) USD 10 million. Provided, however, that it is hereby clarified, that the above Aggregate Limit Amount for all events is in addition to any funds received from any D&O insurance cover (if any).

* Any reference in this Exhibit A to the Company shall include the Company, all of its subsidiaries and companies held by it and any entity in which the Indemnitee serves in a Corporate Capacity.